NEWS RELEASE
THE LACLEDE GROUP
720 Olive Street, St. Louis, MO 63101

CONTACT: George Csolak
(314) 342-0652

  FOR IMMEDIATE RELEASE

The Laclede Group Achieves Record Earnings for Fifth Consecutive Year

ST. LOUIS, MO, October 26, 2007 - The Laclede Group, Inc., (NYSE:LG) reported its fifth consecutive year of record earnings today. For fiscal year 2007, which ended September 30, consolidated earnings were $49.8 million, compared with $49.0 million in fiscal 2006. Diluted earnings per share were $2.31 for the year, compared with diluted earnings of $2.30 per share for fiscal 2006.
Results reported by Laclede Group’s regulated subsidiary, Laclede Gas Company, which celebrated its 150th year of business during this fiscal year, improved $3.6 million compared to fiscal 2006. The improvement was primarily due to the effect of higher utility sales volumes attributable to colder weather, a general rate increase effective August 1, 2007 and additional Infrastructure System Replacement Surcharge revenues. These factors were partially offset by higher operating and depreciation expenses. Laclede Gas is Missouri’s largest natural gas distribution utility.
Net income for SM&P Utility Resources, Inc., Laclede Group’s non-regulated underground facility locating and marking service business, increased $.9 million compared to last year.  The increase was primarily due to the effect of a non-recurring charge related to settlement costs associated with employment-related litigation recorded last year and the addition of new business in existing markets this year, which were partially offset by higher operating expenses this year.
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Laclede Energy Resources, Inc. (LER), Laclede Group’s non-regulated natural gas commodity service provider, posted earnings totaling $13.3 million for fiscal 2007 compared to $17.1 million in fiscal 2006. While LER achieved increased sales volumes this year over last, margins this year were reduced as pricing volatility in Gulf Coast markets stabilized.

For further details concerning The Laclede Group’s fiscal 2007 results, see the accompanying unaudited Statements of Consolidated Income.

Note: This news release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. The Company's future operating results may be affected by various uncertainties and risk factors, many of which are beyond the Company's control, including weather conditions, governmental and regulatory policy and action, the competitive environment and economic factors. For a more complete description of these uncertainties and risk factors, see the Company's Form 10-Q for the quarter ended June 30, 2007, filed with the Securities and Exchange Commission.

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UNAUDITED

STATEMENTS OF CONSOLIDATED INCOME

THE LACLEDE GROUP, INC.

(Thousands, Except Per Share Amounts)
	Three Months Ended September 30,		Twelve Months Ended September 30,
	2007	2006	2007	2006

OPERATING REVENUES
Regulated
Gas distribution	$ 103,777	$ 91,637	$ 1,131,554	$ 1,141,011
Non-Regulated
Services	47,463	46,089	165,733	162,523
Gas marketing	170,616	130,135	718,704	689,572
Other	1,416	1,133	5,603	4,445
Total operating revenues	323,272	268,994	2,021,594	1,997,551

OPERATING EXPENSES
Regulated
Natural and propane gas	51,335	47,989	797,924	821,721
Other operation expenses	32,019	26,282	131,798	128,180
Maintenance	6,818	5,463	24,306	21,198
Depreciation and amortization	8,450	8,368	34,080	30,904
Taxes, other than income taxes	7,894	8,127	68,361	71,038
Total regulated operating expenses	106,516	96,229	1,056,469	1,073,041
Non-Regulated
Services	41,738	41,070	156,658	155,133
Gas marketing	167,465	126,446	698,962	662,391
Other	761	603	4,239	3,711
Total operating expenses	316,480	264,348	1,916,328	1,894,276
Operating Income	6,792	4,646	105,266	103,275
Other Income and (Income Deductions) – Net	1,409	1,659	6,812	5,508

Interest Charges:
Interest on long-term debt	5,625	5,626	22,502	22,329
Interest on long-term debt to unconsolidated affiliate trust	893	893	3,573	3,573
Other interest charges	2,955	2,524	11,154	10,277
Total interest charges	9,473	9,043	37,229	36,179
Income (Loss) Before Income Taxes and Dividends on Redeemable Preferred Stock – Laclede Gas	(1,272)	(2,738)	74,849	72,604
Income Tax Expense (Benefit)	(1,885)	(1,913)	25,035	23,567
Dividends on Redeemable Preferred Stock – Laclede Gas	10	11	43	48
Net Income (Loss)	$ 603	$ (836)	$ 49,771	$ 48,989

Average Number of Common Shares Outstanding	21,514	21,298	21,455	21,247
Basic Earnings (Loss) Per Share of Common Stock	$ 0.03	$ (0.04)	$ 2.32	$ 2.31
Diluted Earnings (Loss) Per Share of Common Stock	$ 0.03	$ (0.04)	$ 2.31	$ 2.30